Exhibit 10.73

AMENDMENT NO. 1 TO

TRANSACTION BONUS AGREEMENT

THIS AMENDMENT NO. 1 TO TRANSACTION BONUS AGREEMENT (“Amendment”) is entered into this 28th day of December, 2012 (the “Effective Date”), by and between ANIP Acquisition Company (the “Company”) and Arthur Przybyl (the “Executive”).

WHEREAS, the Executive currently is employed by the Company as its Chief Executive Officer;

WHEREAS, the Company and the Executive are parties to that Transaction Bonus Agreement dated as of September 22, 2012 (the “Original Agreement”);

WHEREAS, the Company executed an Agreement and Plan of Merger in connection with the BioSante transaction on October 3, 2012, the consummation of which is expected to occur in the first half of 2013;

WHEREAS, pursuant to the Original Agreement, upon the consummation of the BioSante Transaction, Executive is to receive the Closing Date Bonus in cash, provided such cash is immediately used to purchase shares of the Series D Preferred Stock of the Company, which will be exchanged for shares of BioSante common stock in the BioSante Transaction;

WHEREAS, in connection with the BioSante Transaction, Executive has entered into a lock-up agreement with BioSante, pursuant to which Executive has agreed not to sell any of the shares of BioSante common stock which it receives in the BioSante Transaction for a period of six months (the “Lock-up Period”); and

WHEREAS, the Company and Executive desire by this writing to amend certain provisions of the Original Agreement relating to the timing of the payments to be made thereunder.

NOW THEREFORE, each Party, intending to be legally bound, does hereby agree as follows:

1.                                      DEFINITIONS:

Capitalized terms used herein and not defined shall have the meanings given to them in the Original Agreement.

2.                                      DATE OF PAYMENT

(a)                                 Executive’s Closing Date Bonus, calculated in accordance with the Original Agreement, will be deposited by the Company into a Grantor Trust, whose trustee may be Wells Fargo, National Association or another institution (the “Trust”).  Immediately upon receipt of the funds, the Trust shall use such cash to purchase, and the Company will sell to the Trust, on the Business Day immediately preceding the Closing Date of the BioSante Transaction the Executive’s Percentage of the issued and outstanding Series D Shares, which upon consummation of the BioSante Transaction will be converted into shares of Biosante common stock (the “Shares”).

(b)                                 The Trust will hold and not release any Shares until the expiration of the Lock-up Period (the “Release Date”). The Company will notify the trustee of the Trust in writing upon the occurrence of the Release Date. On each Wednesday following the Release Date, the Trust will release the Shares in equal weekly installments (rounded to the nearest whole Share) through and including March 5, 2014 (the “Release Period”), either (i) to the Company, who will grant them to the Executive and transfer them to an Approved Broker/Dealer on behalf of the Executive or (ii) to an Approved Broker/Dealer on behalf of the Executive; provided, however, that the number of Shares released in any given week during the Release Period will not exceed two times the maximum number of Shares that can be sold under Rule 144, promulgated under the Securities Act of 1933, as amended in such week. Any Shares not released as a result of the preceding proviso shall be released pro rata over the remaining Release Period, subject to the limitations of the same proviso.

(c)                                  On each Monday, the Company will provide Executive and the Approved Broker/Dealer with a calculation of the amount of withholding taxes (including FICA and income) that will be payable on the Shares to be released on the succeeding Wednesday (the “Taxes”). Such calculation will be based on the then current trading price of the Shares.

(d)                                 For purposes hereof, an “Approved Broker/Dealer” means a broker/dealer, designated by Executive in writing to the Company and Trust, who has agreed in writing to sell, as promptly as practicable, out of the Shares released to it by the Trust, one-half of the Shares released, rounded down to the nearest whole number of Shares, on a weekly basis. Any Approved Broker/Dealer shall have acknowledged receipt of instructions to remit the proceeds of each sale of Shares, up to the amount of the Taxes, to the Company as promptly as practicable.

3.                                      MISCELLANEOUS

(a)                                 The Company agrees that it will take such actions as may be necessary to permit the sale of the Shares in accordance with the terms set forth in Section 2.

(b)                                 Except as expressly amended hereby, the Original Agreement shall remain in full force and effect following the execution and delivery of this Amendment.

(c)                                  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

(d)                                 The validity, construction, and effect of this Amendment shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof).

[signatures continued on following page]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the Effective Date.

EXECUTIVE:

/s/ Arthur S. Przybyl
Arthur S. Przybyl

THE COMPANY:

ANIP ACQUISITION COMPANY

By:	/s/ Charlotte Arnold
Name: Charlotte Arnold
Title: Vice President and Chief Financial Officer